Exhibit 4.5

[###] Certain information in this document has been omitted pursuant to Regulation S-K, Item 601(a)(6) because it contains personally identifiable information.
THIS WARRANT (THIS “WARRANT”) AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Date of Issuance: June 21, 2021

Number of Warrant Shares: As set forth on Exhibit A
(subject to adjustment)
Riskified Ltd.
Share Purchase Warrant
Riskified Ltd., a company incorporated under the laws of the State of Israel (the “Company,” and which shall include any corporation or other entity that succeeds to the Company’s obligations under this Warrant, whether by permitted assignment, by merger or consolidation or otherwise), for value received, hereby certifies that Wayfair LLC, a Delaware limited liability company, or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below and including the terms relating to vesting and exercise set forth on Exhibit A attached hereto, to purchase from the Company, at any time after the date hereof and on or before the Expiration Date (as defined in Section 8) the number of Company’s ordinary shares (the “Ordinary Shares”), or following the consummation of an Public Company Event (as defined below) the class of shares offered to, or that will be held by the public following, the Public Company Event, in each case at a price of $0.01 per share. The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively.
This Warrant is issued pursuant to, and is subject to the terms and conditions of, the amended SaaS Agreement between Riskified, Inc., a wholly owned subsidiary of the Company, and Wayfair LLC dated as of June 27, 2021 (the “Agreement”) and constitutes part of the consideration thereunder.
Concurrently with the execution of this Warrant, and as a condition to the issuance of this Warrant to the Registered Holder, the Registered Holder shall execute and deliver to the Company: (i) an Irrevocable Proxy and Power of Attorney, in the form attached hereto as Exhibit B (the “Proxy”); and (ii) an irrevocable and unconditional waiver of preemptive, first refusal, co-sale and other similar rights, in the form attached hereto as Exhibit C (the “Waiver”). For the avoidance of doubt, the Proxy and the Waiver, shall each automatically terminate upon the earlier of (a) the closing of a Public Company Event (as defined below); or (b) at the request of an acquirer of the Company or its shares in an Acquisition, as defined in the Company’s amended and restated articles of association, as may be amended from time to time (the “Articles”), in which the Warrant Shares are sold to such acquirer.
The term “Public Company Event” refers to any of the follow:
(i)     an “IPO” as such term is defined in the Articles;

(ii)    a “SPAC Transaction”, which shall mean any business combination pursuant to which the Company is merged into, or otherwise combines with, a special purpose acquisition company (a “SPAC”) listed on a “national securities exchange”, or a subsidiary of such SPAC, and the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock (or securities convertible into or exchangeable for shares of capital stock) that represent, immediately following such combination, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such combination or consolidation, the parent corporation of such surviving or resulting corporation; or
(iii)    a “Direct Listing”, which shall mean the registration of a class of the Company’s equity securities under Section 12(b) of the Exchange Act and the direct listing on a publicly traded exchange as a result of or following which the equity securities of the Company shall be publicly held.
The following is a statement of the rights of the Registered Holder and the conditions to which this Warrant is subject, and to which the Registered Holder, by the acceptance of this Warrant, agrees:
1.Number of Shares. Subject to the terms and conditions hereinafter set forth, including on Exhibit A attached hereto, the Registered Holder is entitled, upon surrender of this Warrant, to purchase from the Company the number of Warrant Shares (subject to adjustment as provided herein) set forth in Exhibit A attached hereto.
2.Exercise.
a.Method of Exercise. This Warrant may be exercised by the Registered Holder, in whole or in part, at any time or from time to time on any day on or before the Expiration Date, subject to the terms and conditions set forth on Exhibit A attached hereto, by delivering a purchase/exercise form in the form appended hereto as Exhibit D duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, which may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other electronic transmission method, along with a copy of this Warrant.
b.Payment. Unless the Registered Holder is exercising this Warrant pursuant to a Net Issue Exercise in the manner specified in Section 2(d), the Registered Holder shall also, as a condition to any exercise of this Warrant, deliver to the Company payment in full for the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. The Purchase Price may be paid by cash, check or wire transfer.
c.Partial Exercise. Upon a partial exercise of this Warrant, this Warrant shall be cancelled and replaced with a new Warrant (the “Replacement Warrant”) on terms identical to those contained in this Warrant, except that the maximum number of Warrant Shares issuable upon exercise shall be equal to the maximum number of Warrant Shares issuable under this Warrant (as set forth above) reduced by (i) the aggregate number of Warrant Shares set forth on all purchase/exercise forms delivered to the Company pursuant to Section 2(b) prior to the date of such Replacement Warrant, or (ii) the aggregate number of Warrant Shares calculated pursuant to Section 2(d) in connection with all purchase/exercise forms delivered to the Company pursuant to Section 2(d) prior to the date of such Replacement Warrant, as applicable.
d.Net Issue Exercise.
i.In lieu of exercising this Warrant and delivering payment in the manner provided in Section 2(b), the Registered Holder may elect to exercise all or any portion of this Warrant by net issue exercise by giving notice of such election on the purchase/exercise form appended hereto as Exhibit D duly executed by such Registered Holder or by such Registered Holder’s duly authorized attorney, which may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g.,

www.docusign.com) or other electronic transmission method, along with a copy of this Warrant, in which event the Company shall issue to such Registered Holder a number of Warrant Shares computed using the following formula:

X=	Y (A - B) A

where

X=	the number of Warrant Shares to be issued to the Registered Holder.

Y=	the number of Warrant Shares purchasable under this Warrant as set out on the purchase/exercise form.

A =	the fair market value of one Warrant Share on the date of such net issue exercise.

B =	the Purchase Price.
ii.For purposes of this Section 2(d), the “fair market value of Warrant Share on the date of net issue exercise” shall mean with respect to each Warrant Share:
(A)if the exercise is in connection with consummation of an IPO, then the fair market value per Warrant Share shall be the initial “Price to Public” per share specified in the final prospectus with respect to the IPO,
(B)if the exercise is in connection with a SPAC Transaction, the fair market value per Warrant Share shall be the per share price at which Company’s securities are purchased and sold in connection with such SPAC Transaction.
(C)if this Warrant is exercised following a Public Company Event (including a direct listing), then the fair market value shall equal the average of the closing prices of the Company's Ordinary Share (or the shares offered to the public in the Public Company Event), as reported on the principal stock exchange on which the Company's shares are traded at such time for the thirty (30) consecutive trading days immediately preceding the exercise of the Warrant.
(D)If the exercise is in connection with an Acquisition, the fair market value per Warrant Share shall be deemed to be the value received by the holders of Ordinary Shares (or, following a Public Company Event, the shares listed on a “national securities exchange”) pursuant to such acquisition.
(E)if the Warrant Shares are not traded on the over-the-counter market, an exchange or an electronic securities market, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such prices shall be determined by an independent third-party valuation firm within the prior twelve (12) months approved in good faith by the Company’s Board of Directors (the “Board”).
e.Issuance of Shares. Upon exercise of the Warrant, in whole or in part, and as a condition of such exercise, the Registered Holder shall become (if not already) party to that certain Amended and Restated Investors’ Rights Agreement, dated October 28, 2019, by and among the Company and the other parties named therein, as amended from time to time (the “Investors’ Rights Agreement”), by delivering a joinder in the form appended hereto as Exhibit F duly executed by such Registered Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) business days thereafter, the Company will, at its expense, cause to be issued in the name of, and delivered to, the Registered Holder:

i.certificate or certificates for the number of Warrant Shares to which such Registered Holder shall be entitled, unless the Company’s shares are uncertificated;
ii.in case such exercise is in part only, a Replacement Warrant as provided in Section 2(c); and if applicable, a check payable to the Registered Holder for any cash amounts payable as described in Section 12.
f.Automatic Exercise. If this Warrant remains outstanding as of the Expiration Date then, at such time, this Warrant shall, automatically and without any action on the part of the Registered Holder, be exercised pursuant to Section 2(d) effective immediately prior to the termination of this Warrant pursuant to Section 8, unless the Registered Holder shall have earlier provided written notice to the Company that the Registered Holder desires that this Warrant terminate unexercised. If this Warrant is automatically exercised pursuant to this Section 2(f) the Company shall notify the Registered Holder of such exercise as soon as reasonably practicable.
g.Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been made upon the satisfaction of all of the conditions set forth herein. At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided herein shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.
h.Taxes. The issuance of the Warrant, and the Warrant Shares upon the exercise of the Warrant, shall be made without the deduction or withholding of any taxes, levies, assessments, imposts, duties or similar charges imposed by any taxing authority (“Taxes”), unless otherwise required by law. To that end, the Company and the Registered Holder shall reasonably cooperate with one another to ensure this Warrant is treated as equity for accounting purposes. If such deduction or withholding is so required, the Company shall pay the amount of such Taxes so imposed to the applicable taxing authority, and shall pay such additional amounts to the Registered Holder so that the Registered Holder receives the net amount after such deduction or withholding that it would have received had no such deduction or withholding been imposed.
3.Adjustments.
a.Share Splits and Dividends. The Purchase Price and the number of Warrant Shares for which this Warrant remains exercisable shall each be proportionally adjusted to reflect any share dividend, share split, reverse share split or other similar event affecting the number of outstanding Warrant Shares.
b.Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable with respect to the Warrant Shares that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Section 3(a) or Section 3(c)) or (b) assets (other than cash) which dividend or distribution is actually made (each, a “Dividend Event”), then, and in each such case, Registered Holder, upon exercise of this Warrant at any time after such Dividend Event, shall receive, in addition to the Warrant Shares, the securities or such other assets of the Company that would have been payable to Registered Holder if Registered Holder had completed such exercise of this Warrant immediately prior to such Dividend Event.
c.Adjustment for Reorganization, Consolidation, Merger. In case of any recapitalization or reorganization of the Company or in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the Warrant Shares (each, a “Reorganization Event”), then, and in each such case, Registered Holder, upon the exercise of this Warrant after such Reorganization Event, shall be entitled to receive, in lieu of the shares or other securities and property that Registered Holder, would have been entitled to receive upon such exercise prior to such Reorganization Event, the shares or other securities or property which Registered Holder, would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Registered Holder, had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event the Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Registered Holder, a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant, and in each such case the terms of this Warrant shall be applicable to the shares or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event.

d.No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Purchase Price or in the number of Warrant Shares issuable upon its exercise.
e.Notice. The Company shall provide prompt notice to the Registered Holder, using commercially reasonable efforts to provide such notice at least 3 business days in advance, of any adjustment made pursuant to this Section 3; provided that, for notice in connection with a Reorganization Event, if providing such notice would cause the Company to violate any contractual or other restrictions that the Company is then subject to with respect to confidentiality of a particular transaction or otherwise, the Company shall only be required to provide to the Registered Holder such form of notice and upon such timing that the Company is required to provide to holders of shares of the same series and class of shares as the Warrant Shares. The Company will also provide information requested by Registered Holder that is reasonably necessary to enable Registered Holder to comply with Registered Holder’s accounting or reporting requirements.
4.Transfers.
a.Unregistered Security. Each holder of this Warrant acknowledges that, as of the date hereof, none of the Company’s securities (including this Warrant and the Warrant Shares) have been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise (or any securities issued by the Company upon conversion or exchange thereof) in the absence of (i) an effective registration statement under the Securities Act as to the sale of any such securities and registration or qualification of such securities under any applicable U.S. federal or state securities law then in effect, or (ii) the Company’s prior written consent following receipt of an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant (and any securities issued by the Company upon conversion or exchange thereof) shall bear a legend substantially to the foregoing effect. The Warrant Shares issuable pursuant to this Warrant shall have the registration rights described in Section 7 hereto.
b.Transferability. Subject to the provisions of Section 4(a) hereof, this Warrant may be transferred and assigned and all rights hereunder are transferable, in whole or in part, only to an affiliate (as defined in Rule 405 under the Securities Act) of the Registered Holder upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit E hereto), which may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other electronic transmission method, and subject to the provisions of Section 4(a) hereof. Except for a transfer and assignment to an affiliate, this Warrant may not be transferred, whether before or after a Public Company Event. Furthermore, and notwithstanding the provisions of Section 4(a) hereof, following the consummation of a Public Company Event, the Warrant Shares may be transferred subject to compliance with any lock-up arrangements imposed by underwriters (subject to the terms of Section 5(e) hereof), and compliance with applicable securities law registration requirements, transfer restrictions and holding periods.
c.Warrant Register. The Company will maintain a register containing the names and addresses of the Registered Holder(s) of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Registered Holder of this Warrant as the absolute owner hereof for all purposes. Any Registered Holder may change such Registered Holder’s address as shown on the warrant register by written notice to the Company requesting such change.
5.Representations and Warranties of the Registered Holder. The Registered Holder hereby represents and warrants to the Company that:
a.Authorization. The Registered Holder has full power and authority to enter into this Warrant. The Warrant, when executed and delivered by the Registered Holder, will constitute a valid and legally binding obligation of the Registered Holder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

b.Purchase Entirely for Own Account. This Warrant is issued to the Registered Holder in reliance upon the Registered Holder’s representation to the Company, which by the Registered Holder’s acceptance of this Warrant, the Registered Holder hereby confirms, that the Warrant to be acquired by the Registered Holder and the Warrant Shares (and any securities issued by the Company upon conversion or exchange thereof) (collectively, the “Securities”) will be acquired for investment for the Registered Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.
c.Restricted Securities. The Registered Holder understands that the Securities have not been, and, other than as provided herein, will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Registered Holder’s representations as expressed herein. The Registered Holder understands that unless and until registered the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Registered Holder must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and, if applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Registered Holder understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Securities.
d.Accredited Investor. The Registered Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
e.Market Stand-Off Agreement. The Registered Holder agrees that, in connection with an IPO, the Warrant and the Warrant Shares shall be subject to the “lock-up” provisions in Section 1.13 of the Investors’ Rights Agreement or otherwise, and the Registered Holder irrevocably and unconditionally agrees to execute an agreement reflecting Section 1.13 of the Investors’ Rights Agreement or any other lock-up arrangements imposed by underwriters as may be requested by the Company or the managing underwriters at the time of an IPO; provided that any discretionary waiver or termination of the restrictions of any or all lock-up agreements by the Company or the underwriters applicable to the Investors or Holders (as such terms are defined in the Investors’ Rights Agreement) (other than employees or directors of the Company) shall apply to the Registered Holder pro rata; provided further, that, if any such Investor or Holder (other than employees or directors of the Company) is subject to a shorter lock-up period with respect to its lock-up following a Public Company Event (whether due to amendment of the Investors’ Rights Agreement or due to waiver), then such shorter lock-up period and/or more favorable terms shall apply to the Registered Holder.
6.Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to the Registered Holder that:
a.Corporate Power. The Company has full power and authority to execute, deliver and issue this Warrant. The Warrant, when executed and delivered by the Company, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
b.Authorization. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, issuance, delivery and performance by the Company of this Warrant has been taken. The issuance of this Warrant by the Company and the consummation of the transactions contemplated herein have all been duly authorized by the Board of Directors of the Company, and, where required, the shareholders of the Company. No consent, waiver or authorization of, or filing with any other person or entity (including without limitation, any governmental authority) is required in connection with any of the foregoing or with the validity or enforceability against the Company of this Warrant, except to the extent any such requisite consent, waiver or authorization of, or filing with any person or entity (including without limitation any governmental authority) has been properly waived or complied with as of the issuance of this Warrant.
c.Reservation of Warrant Shares. The Warrant Shares issuable upon exercise of this Warrant (and any securities issuable by the Company upon conversion or exchange thereof) has been, or will be, duly authorized and validly reserved by the Company and when issued in accordance with the provisions of this Warrant against the receipt of the Purchase Price or pursuant to the net issue exercise provision set forth in Section 2(d) hereof will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, mortgages, charges, security interests, preemptive rights, transfer or other restrictions or other claims or third party’s rights or encumbrances of any nature whatsoever; provided, however, that the Warrant Shares issuable pursuant to this Warrant may be subject to restrictions on transfer under state and/or federal securities laws and the Company’s amended and restated articles of association, as may be amended from time to time (the “Articles”), including the Public Company Articles (as defined below). The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued capital stock such number of securities as will be sufficient to permit the exercise in full of this Warrant.
d.Offering. Subject in part to the truth and accuracy of the Registered Holder’s representations set forth in Section 5 hereof, the offer, issuance and sale of this Warrant is, and the issuance of the Warrant Shares upon exercise of this Warrant (and the issuance of any securities issuable by the Company upon conversion or exchange thereof) will be, exempt from the registration requirements of the Securities Act, and are exempt from the qualification requirements of any applicable state securities laws; and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemptions. The execution, delivery and performance of this Warrant do not (i) conflict with or violate any provision of the Articles or Public Company Articles (as defined below), (ii) conflict with or violate any requirement of law or contractual obligation applicable to the Company or (iii) require any action by or in respect of, or filing with, any governmental body, agency or official (except that this Warrant may be filed as an exhibit to a registration statement in connection with a Public Company Event).
e.Charter Documents. The Company has provided the Registered Holder a true and complete copy of (A) the Articles effective as of the date hereof and (B) the Investors’ Rights Agreement; and the Company undertakes to provide the Registered Holder a true and complete copy of the amended and restated articles of association, substantially in the form that the Board contemplates to recommend be adopted by the Company’s shareholders and that will become effective immediately prior to, and contingent upon, the consummation of a Public Company Event (the “Public Company Articles”). The Company shall not by amendment of the Articles or the Public Company Articles or through a reorganization, transfer or sale of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant, but shall at all times in good faith reasonably assist in carrying out of all the provisions of this Warrant and in taking all such action as may be reasonably necessary or appropriate to protect the rights of the Registered Holder under this Warrant against impairment. However, the Company shall not be deemed to have impaired the rights of the Registered Holder (i) if the Articles or the Public Company Articles are amended or waived in a manner that does not (individually or when considered in the context of any other actions being taken in connection with such amendments or waivers) affect the Registered Holder in a manner different from the effect that such amendments or waivers have on the rights of other holders of the same series and class as the Warrant Shares or (ii) in connection with the adoption and the effectiveness of the Public Company Articles; provided, however, that, notwithstanding the foregoing, the Company shall not impose any restrictions on the transferability or alienability of the Warrant Shares following a Public Company Event other than (x) contemplated by this Warrant or (y) contemplated under the Public Company Articles, in each case, without the written consent of the Registered Holder.
7.Registration Rights. The Warrant Shares issuable pursuant to this Warrant shall have registration rights as set forth in Section 1 of the Investors’ Rights Agreement and shall be Registrable Securities as defined therein. The provisions set forth in the Investors’ Rights Agreement relating to such registration rights in effect as of date hereof may not be amended, modified or waived by the Company without the prior written consent of the Registered Holder unless such amendment, modification or waiver affects the rights under the Investors’ Rights Agreement associated with the Warrant Shares in the same manner as such amendment, modification, or waiver affects the rights under the Investors’ Rights Agreement associated with all other shares of the same series and class of Warrant Shares.

8.Termination. This Warrant (and the right to purchase Warrant Shares upon exercise hereof) shall terminate the date that is the seventh (7th) anniversary of the effective date of the SaaS Agreement, as set forth therein (the “Expiration Date”).
9.Notices of Certain Transactions. In case:
a.the Company shall take a record of the holders of its outstanding shares of the same class as the Warrant Shares (or other shares or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of any class or any other securities, or to receive any other right;
b.in the case of an IPO or direct listing, the Company shall provide written notice at least three (3) business days in advance of the effectiveness of a registration statement relating to such IPO or direct listing;
c.in the case of a SPAC Transaction, the Company shall provide written notice seven (7) business days in advance of the closing of a business combination agreement with a SPAC, and subsequently written notice at least three (3) business days in advance of the first trading date of the combined company on a “national securities exchange”; or
d.in the case of any capital reorganization of the Company, any reclassification of the share capital of the Company, any consolidation or merger of the Company, any Acquisition, Asset Transfer or Liquidation Event the Company shall provide written notice at least seven (7) business days in advance of the consummation of such transaction, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of the Company’s outstanding shares of the same class as the Warrant Shares (or such other shares or securities at the time deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation, winding-up, redemption or conversion) are to be determined. Such notice shall be mailed at least 5 business days prior to the record date or effective date for the event specified in such notice. In addition, the Company shall use commercially reasonable efforts to provide the Registered Holder with prompt written notice of any amendment to the terms “Acquisition” and “Asset Transfer” set forth in the Articles, other than in connection with the adoption and effectiveness of the Public Company Articles. Notwithstanding anything to the contrary set forth in this Section 9, if providing any contemplated notice would cause the Company to violate any contractual or other restrictions that the Company is subject to with respect to confidentiality of a particular transaction or otherwise, the Company shall only be required to provide to the Registered Holder such form of notice and upon such timing that the Company is required to provide to holders of shares of the same series and class as the Warrant Shares.
10.Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.
11.No Rights as Shareholder. Until and to the extent of the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a shareholder of the Company.
12.No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one Warrant Share on the date of exercise, as determined in accordance with Section 2(d)(ii).

13.Survival of Representations. Unless otherwise set forth in this Warrant, the representations, warranties and covenants contained in or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.
14.Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Warrant, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
15.Certain Tax Matters.
a.The Registered Holder and the Company intend that: (i) this instrument shall be treated as common equity, and not an option or preferred equity, of the Company for U.S. federal and state income tax purposes and (ii) that the value of the stock described in clause (i) shall be determined by the Registered Holder for accounting and U.S. federal and state income tax purposes at such times and in such methodologies as the Registered Holder reasonably determines. Prior to a Public Company Event (or at any time a market price of the Ordinary Shares is unavailable), the Company shall use commercially reasonable efforts to promptly provide any information requested by the Registered Holder that is necessary to determine such value, including by providing audited financial statements, an independent third-party valuation, a Board-determined (and officer certified) fair market value, or other available reports or documentation to the Registered Holder upon request; provided that the Company may redact, or otherwise not provide portions of such reports that are not required for valuation purposes.  The Investor and the Company shall file all tax returns consistent with the intended treatment set forth in this Section and shall not take any action that is inconsistent with such intended treatment.
b.Passive Foreign Investment Company. The Company shall: (a) engage a nationally recognized independent public accounting firm associated with one of the “Big Four” accounting firms (the “Accounting Firm”) to, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, examine whether the Company or any entity in which the Company has direct or indirect equity interest (a “Group Member”) is a Passive Foreign Investment Company (“PFIC”) or a “controlled foreign corporation” (a “CFC”), in each case for U.S. federal income tax purposes, for such fiscal year; it is hereby acknowledged that such analysis may not necessarily be based on audited financial statements; (b) immediately notify the Registered Holder if, as a result of the analysis of the Accounting Firm, the Company or any Group Member becomes aware of any change in the PFIC or CFC status of the Company or any Group Member for any fiscal year; and (c) if it is determined that the Company or any Group Member is a PFIC or CFC for any fiscal year, then the Company shall provide to the Registered Holder as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company or applicable Group Member, such information (which may not necessarily be based on audited financial statements), prepared in consultation with the Accounting Firm, as the Registered Holder may reasonably require in order to comply with the Registered Holder’s U.S. federal income tax reporting and any related requirements, including timely filing and maintaining any tax elections necessary to reduce taxes due and maintaining financial information prepared in accordance with U.S. generally accepted accounting principles.
c.Information and Cooperation. The Company shall provide the Registered Holder with such reasonable cooperation and necessary information as the Registered Holder may reasonably request for the purposes of filing (or enable its direct or indirect equity holders to file) any applicable tax return, amended tax return or refund claim or required disclosure under applicable law or regulation, including U.S. GAAP or Securities Exchange Commission rules.
16.Miscellaneous.
a.Governing Law. The validity, interpretation, construction and performance of this Warrant, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Israel, without giving effect to principles of conflicts of law.
b. Dispute Resolution. If the Registered Holder disagrees with any arithmetic calculations performed by the Company pursuant to the Warrant, the Registered Holder shall submit to the Company its calculations thereof. If the Registered Holder and the Company are unable to agree upon such calculation within five (5) Business Days of the submission by the Registered Holder, then the Company shall, within five (5) Business Days thereafter, submit the disputed arithmetic calculation to the Company’s independent, outside accountant, or if such accountant is unwilling or not permitted to perform such services under applicable Law, an accountant reasonably satisfactory to the parties (which is ranked in the top twenty (20) accounting firms nationally, by revenue). The Company shall cause such accountant to perform the calculation and notify the Company and the Registered Holder of the results no later than ten (10) Business Days from the time it receives the disputed calculation. The Company shall pay the costs and expenses of such accountant unless the calculation of such accountant is mathematically closer to the Company’s calculation than the calculation submitted by the Registered Holder, in which case, the costs and expenses of such accountant shall be paid by the Registered Holder. Such calculation shall be binding upon all parties absent manifest error.
c.Entire Agreement. This Warrant, together with the Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.
d.Amendments and Waivers. No modification of or amendment to this Warrant, nor any waiver of any rights under this Warrant, shall be effective unless in writing signed by the Company and the Registered Holder. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance.
e.Successors and Assigns. The rights and obligations of the Company and the Registered Holder shall be binding upon and benefit the respective successors, assigns and permitted transferees of the parties.
f.Notices. Any notice, demand or request required or permitted to be given under this Warrant shall be in writing and shall be delivered personally, messenger or courier service, mailed by certified or registered mail, postage prepaid, or sent by electronic mail. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered personally, by messenger or courier service, when delivered, (ii) if sent by mail, on its receipt, or (iii) if sent by electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. Any notice or communication shall be addressed to the party to be notified at such party’s address as set forth below, as subsequently modified by written notice.
i.Address for notices or communications to Registered Holder:

Wayfair LLC
4 Copley Place
Boston, Massachusetts 02116
Attention: Andrew Oliver
Telephone No.: ###-###-####
Email: ######@######.###
with a copy (which shall not constitute a notice) to:
######@######.### and ######@######.###.
ii.Address for notices of communications to Company:

Riskified Ltd
30 Kalischer Street
Tel Aviv 6525724, Israel
Attention: VP Legal
Telephone No.: ###-###-####
Email: ######@######.###
with a copy (which shall not constitute a notice) to:

Meitar | Law Offices
16 Abba Hillel Rd.,
Ramat Gan, Israel
Attn: Alon Sahar, Adv. and Assaf Naveh, Adv.,
email addresses: ######@######.### and ######@#####.##
g.Severability. If any provision of this Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Warrant, and such court will replace such illegal, void or unenforceable provision of this Warrant with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Warrant shall be enforceable in accordance with its terms.
h.Construction. This Warrant is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Warrant shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.
i.Titles and Subtitles. The titles and subtitles used in this Warrant are included for convenience only and are not to be considered in construing or interpreting this Warrant.
j.Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Registered Holder have executed this Warrant as of the date first set forth above.
THE COMPANY:
RISKIFIED LTD.

By:	/s/ Eido Gal

Name:	Eido Gal

Title:	CEO

Address: Kalischer St 30, Tel Aviv-Yafo, Israel Email: ######@######.###

ACCEPTED AND AGREED:

THE REGISTERED HOLDER:

WAYFAIR LLC

By:	/s/ Michael Fleisher

Name	Michael Fleisher

Title:	CFO

Address: Four Copley Place, Boston, MA 02116

Email: ######@######.###

Exhibit A
NUMBER OF WARRANT SHARES
Up to an aggregate of 333,000 Ordinary Shares, or following the consummation of a Public Company Event, the class of shares listed on a “national securities exchange” in connection with such Public Company Event (subject to adjustment as provided in the Warrant to which this Exhibit A is attached, the “Total Shares”); which will vest and become exercisable over a total of five (5) years as follows:
•20% of the Total Shares shall be vested and exercisable on each consecutive 12-month anniversary of the effective date of that certain amended SAAS Agreement between Riskified Inc. and Wayfair LLC (“Wayfair”) dated as of June 27, 2021 (the “SaaS Agreement”) until fully vested on the 5-year anniversary of the effective date of the SaaS Agreement.
•Provided, however, that each vesting event during the first three years of the vesting period will be subject to the following additional conditions (the “Three Year Vesting Conditions”):
◦The SaaS Agreement (as amended to date) remains in full force and effect in accordance with its terms; and
◦Wayfair is not in default or material breach under the terms of the SaaS Agreement (as amended). For the avoidance of doubt, any failure to comply with the volume commitment set forth in the SaaS Agreement shall be deemed, for the purposes of this Warrant, to constitute a material breach of the terms of the SaaS Agreement.
•Provided further, however, that the vesting events on the fourth and fifth anniversary of the effective date of the SaaS Agreement shall only be contingent upon Wayfair having previously satisfied the Three Year Vesting Conditions.
Terms used herein without definition will have the meanings assigned thereto in the Warrant.

Exhibit B
Irrevocable Proxy and Power of Attorney
The undersigned, as beneficial and/or record owner of Ordinary Shares of Riskified Ltd. (the “Company”), each of nominal value NIS 0.0004 per share (collectively, the “Shares”), hereby irrevocably appoints, empowers and authorizes the chairman of the Board of Directors of the Company (“Board”), ex officio, or any other member of the Board designated by the Board from time to time for this purpose, each individually, as the undersigned’s exclusive attorney-in-fact and proxy, at any time and from time to time hereafter, to act instead of the undersigned and on its behalf, in any meeting of the Company's shareholders or with respect to any resolution in writing of the Company's shareholders (or any of them), with respect to any and all aspects of the undersigned’s shareholdings in the Company (by virtue of the Shares as well as all other securities convertible into, or exchangeable for, the Shares), including, without limitations, the exercise of any and all powers and authorities vested in the undersigned in its capacity as a beneficial or record owner of the Shares, as applicable, to the fullest extent that the undersigned will be entitled to act, in the same manner and with the same effect as if the undersigned were personally present at any such meeting or voting such securities or personally acting on any matters or agreements submitted to shareholders for approval or consent.
The Shares to be voted under this proxy shall be voted by the proxy holder in the same proportion as the votes of the other shareholders of the Company present and voting at the applicable meeting of the shareholders of the Company or in relation to the execution of any written consent of the shareholders in lieu of meeting. The proxy holder shall receive, instead of the undersigned and on its behalf, any notice otherwise delivered to the undersigned by the Company in its capacity as the holder of said Shares.
The undersigned hereby revokes any and all previous proxies (if any) with respect to the Shares and shall not hereafter purport to grant any other proxy or power of attorney with respect to the Shares, deposit the Shares into a voting trust or enter into any agreement, arrangement or understanding to vote, grant any proxy or give instructions with respect to the voting of the Shares or otherwise with respect to the undersigned’s shareholdings in the Company.
The proxy holder will have the full power of substitution and revocation. All authority herein conferred shall survive the death or incapacity of, or the transfer of Shares by, the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, representatives, successors and assigns of the undersigned. The proxy holder shall not have or incur any liability whatsoever by reason of any act or omission of the proxy holder made in accordance with this Proxy, whether based upon mistake of fact or law, error in judgment or otherwise, provided he/she acted in good faith and not in gross negligence.
This Proxy is irrevocable as it may affect rights of third parties, shall be deemed to be coupled with an interest and will remain in full force and effect until the first to occur of: (a) the closing of a Public Company Event; or (b) at the request of the acquirer of the Company or its shares in an Acquisition, as defined in the Articles of Association of the Company as in effect from time to time, in which the Shares subject to this proxy are sold to such acquirer, upon which it will terminate automatically.

Michael Fleisher	/s/ Michael Fleisher	June 21, 2021
NAME		DATE
SIGNATURE
WITNESS TO SIGNATURE:

Amit Tantri	/s/ Amit Tantri
NAME
SIGNATURE

Exhibit C
Waiver
The undersigned, as beneficial and/or record owner of Ordinary Shares of Riskified Ltd. (the “Company”), each of nominal value NIS 0.0004 per share (collectively, the “Shares”), hereby irrevocably and unconditionally waive, now or in the future, any and all preemptive, first refusal or similar participation rights the undersigned may have as the holder of the Shares, whether existing under the Articles of Association of the Company as in effect from time to time, any agreements among shareholders, pursuant to applicable law or otherwise.
This Waiver is irrevocable as it may affect rights of third parties, shall be deemed to be coupled with an interest and will remain in full force and effect until the first to occur of: (a) the closing of a Public Company Event; or (b) at the request of the acquirer of the Company or its shares in an Acquisition, as defined in the Articles of Association of the Company as in effect from time to time, in which the Shares subject to this proxy are sold to such acquirer, upon which it will terminate automatically.

Michael Fleisher	/s/ Michael Fleisher	June 21, 2021
NAME		DATE
SIGNATURE
WITNESS TO SIGNATURE:

Amit Tantri	/s/ Amit Tantri
NAME
SIGNATURE

Exhibit D
PURCHASE/EXERCISE FORM
To:      Riskified Ltd.                                                                                                               Dated:
The undersigned, pursuant to the provisions set forth in the attached Warrant No._____, hereby irrevocably elects to:

(a)	purchase ____________________ shares of the capital stock covered by such Warrant and herewith makes payment of $______________________, representing the full purchase price for such shares at the price per share provided for in such Warrant,
OR

(b)	net issue exercise such Warrant for __________________ shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 2(d) of such Warrant.
The undersigned acknowledges that it has reviewed the representations and warranties of the Registered Holder set forth in the Warrant and by its signature below hereby makes such representations and warranties to the Company.
Defined terms contained in this form shall have the meanings assigned to them in the Warrant.
ACKNOWLEDGED AND AGREED TO BY
THE REGISTERED HOLDER:

Wayfair LLC

By:	/s/ Michael Fleisher

Name: Michael Fleisher

Title: CFO

Address: Four Copley Place, Boston, MA 02116

Email: ######@######.###

Exhibit E
ASSIGNMENT FORM
FOR VALUE RECEIVED, _______________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of Warrant Shares covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

ACKNOWLEDGED AND AGREED TO BY
THE REGISTERED HOLDER:

(Registered Holder)

By:	/s/ Michael Fleisher
Name: Michael Fleisher

Title: CFO

Address: Four Copley Place, Boston, MA 02116

Email: ######@######.###

Exhibit F
JOINDER TO INVESTORS’ RIGHTS AGREEMENT
_________ __, ______
This Joinder Agreement (the “Joinder Agreement”) to the Amended and Restated Investors’ Rights Agreement, dated [the date of the most updated IRA in force to be included], by and among Riskified Ltd. (the “Company”) and the persons and entities identified therein (the “IRA”), is made and entered into as of the date first written above, by and between the Company and Wayfair LLC (“Registered Holder”).
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the IRA.
1.The parties hereto hereby acknowledge, agree and confirm that, by the execution of this Joinder Agreement, the Registered Holder shall be deemed to be a party to the IRA, as of the date hereof, and shall be deemed an “Investor” and a “Holder” thereunder.
a.The Registered Holder hereby agrees to be bound by the IRA and to be subject to all of the rights and obligations of an Investor and/or Holder therein for all intents and purposes (including, without limitation, to the market standoff and confidentiality provisions), provided that, for the avoidance of doubt, the market standoff provisions are subject to the terms of Section 5(e) of the Registered Holder’s Share Purchase Warrant.
2.This Joinder Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws’ provisions thereof. Any term of this Joinder Agreement may be amended and the severance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of all parties hereto. This Joinder Agreement may be executed in any number of counterparts (including via email, pdf. files and/or DocuSign), each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. If one or more provisions of this Joinder Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Joinder Agreement and the balance of the Joinder Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
[Signature Page Follows]

THE COMPANY:
RISKIFIED LTD.

By:	/s/ Eido Gal

Name:	Eido Gal

Title:	CEO

Address: Kalisher St 30, Tel Aviv-Yafo, Israel Email: ######@######.###

ACCEPTED AND AGREED:

THE REGISTERED HOLDER:

WAYFAIR LLC

By:	/s/ Michael Fleisher

Name:	Michael Fleisher

Title:	CFO

Address: Four Copley Place, Boston, MA 02116

Email: ######@######.###